FOR IMMEDIATE RELEASE

                        IMA Invests in Brazilian Reseller

SHELTON, Conn. -- August 11, 1998 -- Information Management Associates, Inc. (NASDAQ: IMAA), a global provider of front office customer interaction software
(CIS) for call center automation, announced today it has entered into a definitive agreement to purchase 19.8 percent of the outstanding capital stock of Mitsucon Tecnologia S/A, a Brazilian corporation which distributes IMA products in the Brazilian market.

The purchase price is approximately $1.6 million (U.S.). The transaction is expected to close by the end of August 1998 and will be accounted for as an equity investment, and does not affect results of operations for the current quarter.

Brazil's telemarketing and call center market was a $26 billion (U.S.) industry in 1997, and is expected to grow by 35 percent this year, according to the Brazilian Telemarketing Association.

"The Mitsucon stock purchase strengthens IMA's relationship with one of our key distributors in Latin America," said Al Subbloie, president and CEO of IMA. "We have enjoyed an excellent and successful relationship with Mitsucon and look forward to expanding our partnership to better serve our customers in this fast growing market."

About IMA
IMA is a global provider of enterprise customer interaction solutions designed to maximize the customer satisfaction, loyalty, retention, and revenue-generating opportunities of call centers used for sales, marketing and customer service. The company's award-winning, CTI- and Web-enabled front office software has been licensed to over 400 clients with more than 40,000 end users worldwide in a wide variety of industries. IMA products and services are the choice of leading corporations such as Avery Dennison, Bank of Tokyo-Mitsubishi, Bose Corporation, ICT Group, Lloyds TSB Bank, Pacific Gas and Electric, SNET, and Xerox. The company also offers a full range of professional consulting, technical support, and education services. IMA is a publicly traded company (NASDAQ: IMAA) with headquarters in Shelton, Conn., development facilities in Irvine, Calif., offices throughout the U.S., in Melbourne, London, Paris, Frankfurt, and representatives worldwide. More information about IMA's products and services can be found on the World Wide Web at: www.imaedge.com, or requested via e-mail at: info@imaedge.com, or by calling 1-800-776-0462.

NOTE: IMA and EDGE are registered trademarks, and AdvantEDGE, CyberEDGE and IMA SoftDial Plug-In are trademarks of IMA. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the fluctuations in quarterly performance, product concentration, customer demand for products and services, lengthy sales and implementation cycles, post- delivery obligations, dependence on proprietary and licensed technology, dependence on indirect marketing and distribution channels, rapid technological change, competition, risk of product defects and product liability, risks associated with international operations, dependence on emerging markets for call center customer interaction software, governmental regulation, changes in general economic conditions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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CONTACTS:

Financial         Gary R. Martino
                  Chief Financial Officer, IMA
                  (203) 925-6800

Press             Robert A. Ventresca
                  Market Relations Manager, IMA
                  (203) 925-6878
                  bob.ventresca@imaedge.com